Exhibit 99.1

NEWS RELEASE
May 7, 2010

For Immediate Release

FIRST MID-ILLINOIS BANK & TRUST, NA

For more information contact:
William S. Rowland, Chairman
217-258-0415

First Mid-Illinois Bank & Trust, NA, announced today an agreement to acquire ten central Illinois branches of First Bank which is based in Creve Coeur, MO. Through this transaction, First Mid will acquire approximately $340 million of deposits and $150 million of performing loans. The branches to be acquired include three in Peoria, one in Bloomington, two in Galesburg, two in Quincy, one in Knoxville and one in Bartonville. The transaction is subject to regulatory approval and is expected to close in the third quarter of 2010.

First Mid Chairman and CEO William S. Rowland said, “These are communities with solid economic fundamentals. They are on major transportation routes and have business cultures that are aligned with our approach to doing business. We are adding an outstanding group of banking professionals who are committed to their customers and their communities and who will be an integral part of the First Mid team.”

Rowland said First Mid is one of the strongest community banks in the country. The bank has received a five-star rating from highly regarded Bauer Financial, who has analyzed and reported on the nations banking industry since 1983.

“We recently celebrated 145 years of continuous service. This acquisition is a great way to leverage the investments of our shareholders and provide a solid foundation for our future growth and profitability. Our community banking model has stood the test of time and we welcome our new employees and customers to First Mid. We look forward to a seamless transition,” Rowland said.

Jim Fassino, Northern Illinois President of First Bank, will join the First Mid team as Senior Vice President and Regional Manager. “Jim and his team of professionals are well-qualified and have extensive experience in these communities,” Rowland said.

Fassino said, “The similarities between the customer base and communities where we have operated and those of First Mid are remarkable. We look forward to serving our communities under the First Mid banner and are excited about being a part of an outstanding and well-respected organization. Our cultures are definitely aligned and this will be a great transaction.”

Rowland said First Mid will continue to review and evaluate potential opportunities to grow within the region, both in terms of existing business and through acquisitions.

First Mid is headquartered in Mattoon, IL, has assets of $1.1 billion and provides community banking, trust, brokerage, farm management and investment advisory services. Its parent company, First Mid-Illinois Bancshares, Inc., provides insurance services through its wholly owned subsidiary, The Checkley Agency, Inc. First Mid operates in 19 Illinois communities with 28 branch locations and 37 ATMs.

This press release contains forward-looking statements that First Mid intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid, are identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including: the effect of the current severe disruption in financial markets and the United States government programs introduced to restore stability and liquidity, changes in interest rates, general economic conditions and the weakened state of the United States economy, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Mid's market area, accounting principles, policies and guidelines, and those risk factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.